Exhibit 99.1
Essential Properties Announces Second Quarter 2023 Results
- Second Quarter Net Income per Share of $0.35 and AFFO per Share of $0.41 -
- Closed Investments of $277.4 million at a 7.4% Weighted Average Cash Cap Rate -
- Increases 2023 AFFO Guidance to $1.62 to $1.65 per Share -
July 26, 2023
PRINCETON, N.J.--(BUSINESS WIRE)--Essential Properties Realty Trust, Inc. (NYSE: EPRT; “Essential Properties” or the “Company”) today announced operating results for the three and six months ended June 30, 2023.
Second Quarter 2023 Financial and Operating Highlights:

Operating Results (compared to Second Quarter 2022):
•Investments (78 properties)	$ Invested	$277.4 million
	Weighted Avg Cash Cap Rate	7.4%
•Dispositions (16 properties)	Net Proceeds	$41.7 million
	Weighted Avg Cash Cap Rate	6.2%
•Net Income per Share	Increased by 30%	$0.35
•Funds from Operations ("FFO") per Share	Increased by 5%	$0.43
•Core Funds from Operations ("Core FFO") per Share	Increased by 7%	$0.44
•Adjusted Funds from Operations ("AFFO") per Share	Increased by 8%	$0.41
Equity Activity:
•Equity Raised (Gross) - ATM Program(1)	$24.48/share	$65.9 million
Year to Date 2023 Financial and Operating Highlights:

Operating Results (compared to YTD Second Quarter 2022):
•Investments (135 properties)	$ Invested	$484.5 million
	Weighted Avg Cash Cap Rate	7.5%
•Dispositions (33 properties)	Net Proceeds	$78.9 million
	Weighted Avg Cash Cap Rate	6.1%
•Net Income per share	Increased by 33%	$0.64
•FFO per share	Increased by 9%	$0.86
•Core FFO per share	Increased by 6%	$0.86
•AFFO per share	Increased by 7%	$0.81
Equity Activity:
•Equity Raised (Gross) - Follow-On Offering (February 22, 2023)	$24.60/share	$217.8 million
•Equity Raised (Gross) - ATM Program(1)	$24.39/share	$86.6 million
Highlights Subsequent to Second Quarter 2023:

•Investments (2 properties)	$ Invested	$7.5 million
•Dispositions (1 property)	$ Gross Proceeds	$4.2 million
•Proceeds from Early Loan Repayment	($ Principal and Prepayment Penalties)	$1.0 million
Equity Activity:
•Equity Raised (Gross) - ATM Program	$24.30/share	$3.9 million
1.Includes 836,050 shares sold on a forward basis for gross proceeds of $20.6 million that were physically settled in July 2023.

CEO Comments
Commenting on the second quarter 2023 results, the Company's President and Chief Executive Officer, Pete Mavoides, said, “We are pleased to report that our second quarter was another quarter of strong results driven by a portfolio that continues to perform at a very high level, and a differentiated investment model that continues to generate attractive risk adjusted return opportunities, supported by a well-capitalized balance sheet providing us with great flexibility to continue to execute on our strategy.”
Portfolio Highlights
The Company’s investment portfolio as of June 30, 2023 is summarized as follows:

Number of properties	1,742
Weighted average lease term (WALT)	14.0 years
Weighted average rent coverage ratio	4.1x
Number of tenants	360
Number of concepts (i.e., brands)	560
Number of industries	16
Number of states	48
Weighted average occupancy	99.9%
Total square feet of rentable space	17,194,366
Cash ABR - service-oriented or experience-based	92.5%
Cash ABR - properties subject to master lease	65.8%
Portfolio Update
Investments
The Company’s investment activity during the three and six months ended June 30, 2023 is summarized as follows:

	Quarter Ended June 30, 2023	Year to Date June 30, 2023
Investments:
Investment volume	$277.4 million	$484.5 million
Number of transactions	29	53
Property count	78	135
Weighted average cash / GAAP cap rate	7.4%/8.7%	7.5%/8.8%
Weighted average lease escalation	1.9%	2.0%
% Subject to master lease	57%	69%
% Sale-leaseback transactions	99%	99%
% Existing relationship	66%	78%
% Required financial reporting (tenant/guarantor)	100%	100%
WALT	19.3 years	19.2 years
Dispositions
The Company’s disposition activity during the three and six months ended June 30, 2023 is summarized as follows:

	Quarter Ended June 30, 2023	Year to Date June 30, 2023
Dispositions:
Net proceeds	$41.7 million	$78.9 million
Number of properties sold	16	33
Net gain / (loss)	$12.5 million	$17.5 million
Weighted average cash cap rate (excluding vacant properties and sales subject to a tenant purchase option )	6.2%	6.1%

Loan Repayments
Loan repayments to the Company during the three and six months ended June 30, 2023 are summarized as follows:

	Quarter Ended June 30, 2023	Year to Date June 30, 2023
Loan Repayments:
Proceeds—Principal	$7.6 million	$18.7 million
Proceeds—Prepayment penalties	$49 thousand	$0.2 million
Number of properties	8	12
Weighted average cash cap rate	7.5%	7.3%
Leverage and Balance Sheet and Liquidity
The Company's leverage, balance sheet and liquidity are summarized in the following table.

	June 30, 2023	Pro Forma June 30, 2023
Leverage:
Net debt to Annualized Adjusted EBITDAre	4.3x	4.2x

Balance Sheet and Liquidity:
Cash and cash equivalents and restricted cash	$14.1 million	$34.2 million
Unused revolving credit facility capacity	$600.0 million	$600.0 million
Forward equity sales - unsettled	$20.1 million	$—
Total available liquidity	$634.2 million	$634.2 million

ATM Program:
2022 ATM Program initial availability	$500.0 million
Aggregate gross sales under the 2022 ATM Program	$162.0 million
Availability remaining under the 2022 ATM Program	$338.0 million
Average price per share of gross sales since inception in May 2022	$23.27
Guidance
2023 Guidance
The Company is increasing its guidance for 2023 AFFO per share on a fully diluted basis to a range of $1.62 to $1.65 from its previously announced range of $1.60 to 1.64.
Note: The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company's ongoing operations, such as, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company's GAAP results for the guidance period.
Dividend Information
As previously announced, on June 9, 2023, Essential Properties' board of directors declared a cash dividend of $0.28 per share of common stock for the quarter ended June 30, 2023. The dividend was paid on July 14, 2023 to stockholders of record as of the close of business on June 30, 2023.

Conference Call Information
In conjunction with the release of Essential Properties’ operating results, the Company will host a conference call on Thursday, July 27, 2023 at 10:00 a.m. EDT to discuss the results. To access the conference, dial 877-407-9208 (International: 201-493-6784). A live webcast will also be available in listen-only mode by clicking on the webcast link in the Investor Relations section at www.essentialproperties.com.
A telephone replay of the conference call can also be accessed by calling 844-512-2921 (International: 412-317-6671) and entering the access code: 13739788. The telephone replay will be available through August 10, 2023.
A replay of the conference call webcast will be available on our website approximately two hours after the conclusion of the live broadcast. The webcast replay will be available for 90 days. No access code is required for this replay.
Supplemental Materials
The Company’s Supplemental Operating & Financial Data—Second Quarter Ended June 30, 2023 is available on Essential Properties’ website at investors.essentialproperties.com.
About Essential Properties Realty Trust, Inc.
Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single- tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of June 30, 2023, the Company’s portfolio consisted of 1,742 freestanding net lease properties with a weighted average lease term of 14.0 years and a weighted average rent coverage ratio of 4.1x. In addition, as of June 30, 2023, the Company’s portfolio was 99.9% leased to 360 tenants operating 560 different concepts in 16 industries across 48 states.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. When used in this press release, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and the Company may not be able to realize them. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur as described, or at all.
Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements is contained in the company’s Securities and Exchange Commission (the "Commission”) filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Copies of each filing may be obtained from the Company or the Commission. Such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release.
The results reported in this press release are preliminary and not final. There can be no assurance that these results will not vary from the final results reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 that it will file with the Commission.

Non-GAAP Financial Measures and Certain Definitions
The Company’s reported results are presented in accordance with GAAP. The Company also discloses the following non-GAAP financial measures: FFO, Core FFO, AFFO, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA further adjusted to exclude gains (or losses) on sales of depreciable property and real estate impairment losses (“EBITDAre”), adjusted EBITDAre, annualized adjusted EBITDAre, net debt, net operating income (“NOI”) and cash NOI (“Cash NOI”). The Company believes these non-GAAP financial measures are industry measures used by analysts and investors to compare the operating performance of REITs.
FFO, Core FFO and AFFO
The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO is used by management, and may be useful to investors and analysts, to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains and losses on sales (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions).
The Company computes Core FFO by adjusting FFO, as defined by NAREIT, to exclude certain GAAP income and expense amounts that it believes are infrequent and unusual in nature and/or not related to its core real estate operations. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.
Core FFO is used by management in evaluating the performance of our core business operations. Items included in calculating FFO that may be excluded in calculating Core FFO include certain transaction related gains, losses, income or expense or other non-core amounts as they occur.
To derive AFFO, the Company modifies its computation of Core FFO to include other adjustments to GAAP net income related to certain items that it believes are not indicative of the Company’s operating performance, including straight-line rental revenue, non-cash interest expense, non-cash compensation expense, other amortization expense, other non-cash charges and capitalized interest expense. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. The Company believes that AFFO is an additional useful supplemental measure for investors to consider when assessing the Company’s operating performance without the distortions created by non-cash items and certain other revenues and expenses.
FFO, Core FFO and AFFO do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, our computation of FFO, Core FFO and AFFO may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
EBITDA and EBITDAre
The Company computes EBITDA as earnings before interest, income taxes and depreciation and amortization. In 2017, NAREIT issued a white paper recommending that companies that report EBITDA also report EBITDAre. The Company computes EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. The Company presents EBITDA and EBITDAre as they are measures commonly used in its industry and the Company believes that these measures are useful to investors and analysts because they provide supplemental information concerning its operating performance, exclusive of certain non-cash items and other costs. The Company uses EBITDA and EBITDAre as measures of its operating performance and not as measures of liquidity.
EBITDA and EBITDAre do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, the Company’s computation of EBITDA and EBITDAre may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
Net Debt
The Company calculates its net debt as its gross debt (defined as total debt plus net deferred financing costs on its secured borrowings) less cash and cash equivalents and restricted cash available for future investment. The Company believes excluding cash and cash equivalents and restricted cash available for future investment from gross debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts.
NOI and Cash NOI
The Company computes NOI as total revenues less property expenses. NOI excludes all other items of expense and income included in the financial statements in calculating net income or loss. Cash NOI further excludes non-cash items included in total revenues and property expenses, such as straight-line rental revenue and other amortization and non-cash charges. The Company believes NOI and Cash NOI provide useful information because they reflect only those revenue and expense items that are incurred at the property level and present such items on an unlevered basis.
NOI and Cash NOI are not measures of financial performance under GAAP. You should not consider the Company’s NOI and Cash NOI as alternatives to net income or cash flows from operating activities determined in accordance with GAAP. Additionally, the Company’s computation of NOI and Cash NOI may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
Adjusted EBITDAre / Adjusted NOI / Adjusted Cash NOI
The Company further adjusts EBITDAre, NOI and Cash NOI i) based on an estimate calculated as if all investment and disposition activity that took place during the quarter had occurred on the first day of the quarter, ii) to exclude certain GAAP income and expense amounts that the Company believes are infrequent and unusual in nature and iii) to eliminate the impact of lease termination or loan prepayment fees and contingent rental revenue from its tenants which is subject to sales thresholds specified in the lease. The Company then annualizes these estimates for the current quarter by multiplying them by four, which it believes provides a meaningful estimate of the Company’s current run rate for all investments as of the end of the current quarter. You should not unduly rely on these measures, as they are based on assumptions and estimates that may prove to be inaccurate. The Company’s actual reported EBITDAre, NOI and Cash NOI for future periods may be significantly less than these estimates of current run rates.
Cash ABR
Cash ABR means annualized contractually specified cash base rent in effect as of the end of the current quarter for all of the Company’s leases (including those accounted for as direct financing leases) commenced as of that date and annualized cash interest on its mortgage loans receivable as of that date.
Cash Cap Rate
Cash Cap Rate means annualized contractually specified cash base rent for the first full month after investment or disposition divided by the purchase or sale price, as applicable, for the property.

GAAP Cap Rate
GAAP Cap Rate means annualized rental income computed in accordance with GAAP for the first full month after investment divided by the purchase price, as applicable, for the property.
Rent Coverage Ratio
Rent coverage ratio means the ratio of tenant-reported or, when unavailable, management’s estimate based on tenant-reported financial information, annual EBITDA and cash rent attributable to the leased property (or properties, in the case of a master lease) to the annualized base rental obligation as of a specified date.

Essential Properties Realty Trust, Inc.
Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
(in thousands, except share and per share data)	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Rental revenue[1,2]	$81,819	$67,089	$159,991	$133,201
Interest on loans and direct financing lease receivables	4,534	3,949	8,981	7,771
Other revenue	163	408	1,232	595
Total revenues	86,516	71,446	170,204	141,567

Expenses:
General and administrative	7,585	7,026	16,169	15,089
Property expenses[3]	1,144	828	1,987	1,837
Depreciation and amortization	24,742	22,074	48,567	42,387
Provision for impairment of real estate	802	6,258	1,479	10,193
Change in provision for credit losses	8	107	(22)	167
Total expenses	34,281	36,293	68,180	69,673
Other operating income:
Gain on dispositions of real estate, net	12,547	10,094	17,461	11,752
Income from operations	64,782	45,247	119,485	83,646
Other (expense)/income:
Loss on debt extinguishment[4]	—	—	—	(2,138)
Interest expense	(12,071)	(9,190)	(24,204)	(18,350)
Interest income	448	30	1,086	48
Income before income tax expense	53,159	36,087	96,367	63,206
Income tax expense	159	275	311	576
Net income	53,000	35,812	96,056	62,630
Net income attributable to non-controlling interests	(198)	(159)	(358)	(278)
Net income attributable to stockholders	$52,802	$35,653	$95,698	$62,352

Basic weighted-average shares outstanding	150,492,454	131,271,882	147,466,087	129,068,197
Basic net income per share	$0.35	$0.27	$0.65	$0.48

Diluted weighted-average shares outstanding	151,522,350	132,019,501	148,776,458	129,983,198
Diluted net income per share	$0.35	$0.27	$0.64	$0.48
1.Includes contingent rent (based on a percentage of the tenant's gross sales at the leased property) of $144, $159, $320 and $315 for the three and six months ended June 30, 2023 and 2022, respectively.
2.Includes reimbursable income from the Company’s tenants of $750, $501, $1,341 and $1,054 for the three and six months ended June 30, 2023 and 2022, respectively.
3.Includes reimbursable expenses from the Company’s tenants of $750, $500, $1,341 and $1,054 for the three and six months ended June 30, 2023 and 2022, respectively.
4.During the six months ended June 30, 2022, includes debt extinguishment costs associated with the Company's restructuring of its credit and term loan facilities.

Essential Properties Realty Trust, Inc.
Consolidated Balance Sheets

(in thousands, expect share and per share amounts)	June 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
ASSETS
Investments:
Real estate investments, at cost:
Land and improvements	$1,370,069	$1,228,687
Building and improvements	2,684,807	2,440,630
Lease incentive	17,681	18,352
Construction in progress	59,570	34,537
Intangible lease assets	87,946	88,364
Total real estate investments, at cost	4,220,073	3,810,570
Less: accumulated depreciation and amortization	(318,862)	(276,307)
Total real estate investments, net	3,901,211	3,534,263
Loans and direct financing lease receivables, net	227,405	240,035
Real estate investments held for sale, net	4,617	4,780
Net investments	4,133,233	3,779,078
Cash and cash equivalents	14,108	62,345
Restricted cash	—	9,155
Straight-line rent receivable, net	92,135	78,587
Derivative assets	47,865	47,877
Rent receivables, prepaid expenses and other assets, net	25,481	22,991
Total assets	$4,312,822	$4,000,033

LIABILITIES AND EQUITY
Unsecured term loans, net of deferred financing costs	$1,026,053	$1,025,492
Senior unsecured notes, net	395,566	395,286
Revolving credit facility	—	—
Intangible lease liabilities, net	11,399	11,551
Dividend payable	43,705	39,398
Derivative liabilities	657	2,274
Accrued liabilities and other payables	28,182	29,261
Total liabilities	1,505,562	1,503,262
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; 150,000,000 authorized; none issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value; 500,000,000 authorized; 155,172,501 and 142,379,655 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	1,552	1,424
Additional paid-in capital	2,863,857	2,563,305
Distributions in excess of cumulative earnings	(109,466)	(117,187)
Accumulated other comprehensive loss	42,785	40,719
Total stockholders' equity	2,798,728	2,488,261
Non-controlling interests	8,532	8,510
Total equity	2,807,260	2,496,771
Total liabilities and equity	$4,312,822	$4,000,033

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

	Three months ended June 30,		Six months ended June 30,
(unaudited, in thousands except per share amounts)	2023	2022	2023	2022
Net income	$53,000	$35,812	$96,056	$62,630
Depreciation and amortization of real estate	24,717	22,048	48,515	42,335
Provision for impairment of real estate	802	6,258	1,479	10,193
Gain on dispositions of real estate, net	(12,547)	(10,094)	(17,461)	(11,752)
Funds from Operations	65,972	54,024	128,589	103,406
Non-core expense (income)[1]	172	—	(704)	2,138
Core Funds from Operations	66,144	54,024	127,885	105,544
Adjustments:
Straight-line rental revenue, net	(6,710)	(6,535)	(13,548)	(12,801)
Non-cash interest expense	615	689	1,434	1,350
Non-cash compensation expense	2,157	2,188	4,878	5,024
Other amortization expense	254	208	535	402
Other non-cash charges	2	104	(33)	160
Capitalized interest expense	(582)	(61)	(1,015)	(127)
Adjusted Funds from Operations	$61,880	$50,617	$120,136	$99,552

Net income per share[2]:
Basic	$0.35	$0.27	$0.65	$0.48
Diluted	$0.35	$0.27	$0.64	$0.48
FFO per share[2]:
Basic	$0.44	$0.41	$0.87	$0.80
Diluted	$0.43	$0.41	$0.86	$0.79
Core FFO per share[2]:
Basic	$0.44	$0.41	$0.86	$0.81
Diluted	$0.44	$0.41	$0.86	$0.81
AFFO per share[2]:
Basic	$0.41	$0.38	$0.81	$0.77
Diluted	$0.41	$0.38	$0.81	$0.76
1.During the three and six months ended June 30, 2023, includes $0.2 million of severance expense and non-cash compensation expense in connection with the departure of one of our junior executives; during the six months ended June 30, 2023, includes $0.9 million of insurance recovery income related to two properties; and during the six months ended June 30, 2022, includes our $2.1 million loss on debt extinguishment.
2.Calculations exclude $102, $97, $203 and $187 from the numerator for the three and six months ended June 30, 2023 and 2022, respectively, related to dividends paid on unvested restricted stock awards and restricted stock units.

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

(in thousands)	Three months ended June 30, 2023
Net income	$53,000
Depreciation and amortization	24,742
Interest expense	12,071
Interest income	(448)
Income tax expense	159
EBITDA	89,524
Provision for impairment of real estate	802
Gain on dispositions of real estate, net	(12,547)
EBITDAre	77,779
Adjustment for current quarter re-leasing, acquisition and disposition activity[1]	4,370
Adjustment to exclude other non-core or non-recurring activity[2]	833
Adjustment to exclude termination/prepayment fees and certain percentage rent[3]	(53)
Adjusted EBITDAre - Current Estimated Run Rate	82,929
General and administrative expense	7,230
Adjusted net operating income ("NOI")	90,159
Straight-line rental revenue, net[1]	(8,652)
Other amortization expense	254
Adjusted Cash NOI	$81,761

Annualized EBITDAre	$311,116
Annualized Adjusted EBITDAre	$331,716
Annualized Adjusted NOI	$360,636
Annualized Adjusted Cash NOI	$327,044
1.Adjustment is made to reflect EBITDAre, NOI and Cash NOI as if all re-leasing activity, investments in and dispositions of real estate and loan repayments completed during the three months ended June 30, 2023 had occurred on April 1, 2023.
2.Adjustment is made to i) exclude non-core income and expense adjustments made in computing Core FFO, ii) exclude changes in our provision for credit losses, iii) exclude the write-off of receivables from prior periods and iv) eliminate the impact of seasonal fluctuation in certain non-cash compensation expense recorded in the period.
3.Adjustment excludes lease termination or loan prepayment fees and contingent rent (based on a percentage of the tenant's gross sales at the leased property) where payment is subject to exceeding a sales threshold specified in the lease, if any.

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

(dollars in thousands, except share and per share amounts)	June 30, 2023	Rate	Wtd. Avg. Maturity

Unsecured debt:
April 2024 term loan[1]	$200,000	2.9%	0.8 years
February 2027 term loan[1]	430,000	2.4%	3.6 years
January 2028 term loan[1,2]	400,000	4.6%	4.6 years
Senior unsecured notes due July 2031	400,000	3.1%	8.0 years
Revolving credit facility[2]	—	—%	2.6 years
Total unsecured debt	1,430,000	3.3%	4.7 years
Gross debt	1,430,000
Less: cash & cash equivalents	(14,108)
Less: restricted cash available for future investment	—
Net debt	1,415,892

Equity:
Preferred stock	—
Common stock and OP units (155,726,348 shares @ $23.54/share as of 6/30/23)[3]	3,665,798
Total equity	3,665,798
Total enterprise value ("TEV")	$5,081,690

Pro forma adjustments to Net Debt and TEV:[4]
Net debt	$1,415,892
Less: cash received — unsettled forward equity	(20,122)
Pro forma net debt	1,395,770
Total equity	3,665,798
Common stock — unsettled forward equity (836,050 shares @ $23.54/share as of 6/30/23)	19,681
Pro forma TEV	$5,081,249

Gross Debt / Undepreciated Gross Assets	30.9%
Net Debt / TEV	27.9%
Net Debt / Annualized Adjusted EBITDAre	4.3x

Pro Forma Gross Debt / Undepreciated Gross Assets	30.7%
Pro Forma Net Debt / Pro Forma TEV	27.5%
Pro Forma Net Debt / Annualized Adjusted EBITDAre	4.2x
1.Rates presented for the Company's term loans are fixed at the stated rates after giving effect to its interest rate swaps, applicable margin of 85bps and SOFR premium of 10bps.
2.The Company's revolving credit facility provides a maximum aggregate initial original principal amount of up to $600 million and includes an accordion feature to increase, subject to certain conditions, the maximum availability of the facility by up to $600 million. Borrowings bear interest at Term SOFR plus applicable margin of 77.5bps and SOFR premium of 10bps.
3.Common stock and OP units as of June 30, 2023, based on 155,172,501 common shares outstanding (including unvested restricted share awards) and 553,847 OP units held by non-controlling interests.
4.Pro forma adjustments have been made to reflect 836,050 shares sold on a forward basis through the Company's ATM Program as if they had been physically settled on June 30, 2023.

Investor/Media:
Essential Properties Realty Trust, Inc.
Mark E. Patten, Chief Financial Officer
609-436-0619
investors@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.